Exhibit 10.18

AGREEMENT FOR WHOLESALE FINANCING

This Agreement for Wholesale Financing (“Agreement”) is made as of September 8, 2000 between Deutsche Financial Services Corporation (“DFS”) and Gregg Appliances Inc., a [    ] SOLE PROPRIETORSHIP, [    ] PARTNERSHIP, [ X ] CORPORATION, [    ] LIMITED LIABILITY COMPANY (check applicable term) (“Dealer”), having a principal place of business located at 4151 East 96th Street, Indianapolis, IN 46240.

1.	Definitions.

Asset Disposition shall mean the disposition of any or all of the assets (including, without limitation, the Capital Stock of a subsidiary or any ownership interest in a joint venture) of the Dealer or any subsidiary whether by sale, lease, transfer or otherwise. The term ‘Asset Disposition’ shall not include (i) the sale, lease or transfer of assets permitted by Section 6, or (ii) any Equity Issuance.

Capital Expenditures shall mean all expenditures which in accordance with GAAP would be classified as capital expenditures, including without limitation, Capital Lease obligations.

Capital Lease shall mean all expenditures which in accordance with GAAP would be classified as capital expenditures, including without limitation, Capital Lease obligations.

Capital Stock shall mean (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the Issuing Person.

Closing Date shall mean the later of the date of this Agreement or when all conditions of DFS’ credit facility to the Dealer and its subsidiaries are satisfied.

Collateral shall mean those assets of Dealer as specified in Section 4 of this Agreement

Collateral Liquidation Value shall mean one hundred percent (100%) of the total aggregate wholesale invoice price of all of Dealers inventory financed by DFS that, as of any Determination Date, is (a) unsold and in Dealer’s possession and control, (b) subject to a first priority, fully perfected security interest therein by DFS, and (c) subject to repurchase by the Vendor under the terms of any agreement between DFS and the Vendor.

Collateral Report shall mean a report compiled by Dealer specifying (a) the total aggregate wholesale invoice price of all of Dealer’s inventory financed by DFS that is unsold and in Dealer’s possession and control as of the date of such Report to the extent

DFS has a first priority, fully perfected security interest therein, and (b) an aging of such inventory.

Consolidated Adjusted Net Worth shall mean, as of the date any determination thereof is to be made, the sum of (i) the net worth of the Dealer and its subsidiaries on a consolidated basis as at such date, minus, the net book value of all assets of the Dealer and it subsidiaries on a consolidated basis as at such date which are treated as intangibles in accordance with GAAP, including, without limitation, deferred charges, franchise rights, non-compete agreements, goodwill, patents, patent applications, trademarks, trade names, copyrights, licenses, premiums on purchased assets, organizational costs, research and development costs and unamortized debt discount and any write-up in the book value of any such assets resulting from a revaluation thereof, (ii) the unpaid principal balance of the Redemption Note as at such date, and (iii) an amount equal to thirty percent (30%) of the ESP Reserve as at such date.

Consolidated EBITDA shall mean with respect to the Dealer and its subsidiaries on a consolidated basis, for any period, Consolidated Net Income for such period as, without duplication and only to the extent deducted in calculating Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) amounts permitted to be distributed and actually distributed to shareholders of Dealer pursuant to Section 8 during such period, and Federal, state and other Income tax expense for such period, and (iii) depreciation, amortization and other non-cash charges for such period, including, without limitation, any accrual necessary for purposes of conforming with Financial Accounting Standards Board Statement Number 106 (as defined by GAAP) to the extent that the accrued portion thereof constitutes a non-cash charge, determined in accordance with GAAP, applied on a consistent basis.

Consolidated EBITDAR shall mean with respect to the Dealer and its subsidiaries on a consolidated basis, for any period, Consolidated Net Income for such period us without duplication and only to the extent deducted in calculating Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) amounts permitted to be distributed and actually distributed to shareholders of Dealer pursuant to Section 8 during such period, and Federal, state and other income tax expense for such period, and (iii) depreciation, amortization and other non-cash charges for such period, including, without limitation, any accrual necessary for purposes of conforming with Financial Accounting Standards Board Statement Number 108 (as defined by GAAP) to the extent that the accrued portion thereof constitutes a non-cash charge, determined in accordance with GAAP, applied on a consistent basis, and (iv) Consolidated Rent/Lease Expense for such period.

Consolidated Fixed Charges shall mean with respect to the Dealer and its subsidiaries on a consolidated basis, for any period, the sum of (i) Consolidated Interest Expense for such period, (ii) consolidated scheduled payments of longterm debt payments for such period, (iii) Capital Expenditures of the Dealer and its subsidiaries for such period (without duplication of items in clause (ii)), (iv) amounts permitted to be distributed and actually distributed to shareholders of Dealer pursuant to Section 8 during such period, and

Federal, state and other income tax expense for such period, and (v) Consolidated Rent/Lease Expense for such period.

Consolidated Interest Expense shall mean with respect to the Dealer and its subsidiaries on a consolidated basis, for any period, all interest expense, excluding amortization of debt discount and premium but including the interest component under Capital Leases for such period.

Consolidated Net Income shall mean, for any period, the net income of the Dealer and its subsidiaries for such period (excluding, to the extent not previously excluded in calculating net income, any gain or loss (i) which must be treated as an extraordinary item under GAAP, or (ii) realized upon the sale or other disposition of any real property or equipment that is not sold in the ordinary course of business or of any Capital Stock of the Dealer or any subsidiary).

Consolidated Rent/Lease Expense shall mean with respect to the Dealer and its subsidiaries on a consolidated basis, for any period, the aggregate (with duplication) of all lease, rent and other payments required to be paid during such period under any lease or other contract or arrangement, whether or not in writing, relating to the use of real or personal property in respect to which the Dealer or any of its subsidiaries is a lessee, sublessee, tenant, user, guarantor, or obligor, all as determined in accordance with GAAP, other than payments of obligations under leases which have been (or which in accordance with GAAP should be) capitalized for financial reporting purposes.

Credit Party shall mean any of the Dealer and its subsidiaries or any guarantors. Daily Change shall have the meaning set forth in Section 11 of this Agreement Daily Rate shall have the meaning set forth in Section 11 of this Agreement

Debt Issuance shall mean the issuance of any indebtedness for borrowed money by the Dealer or any of its subsidiaries (excluding any Equity Issuance or any Indebtedness of the Dealer and its subsidiaries).

Default shall means those events set forth in Section 13 of this Agreement

Determination Date shall mean the date of any Collateral Report, inspection or any other date on which a paydown is otherwise required under this Agreement

Equity Issuance shall mean any issuance by the Dealer or any subsidiary to any Person which is not a Credit Party of (i) shares of its Capital Stock, (ii) any shares of its Capital Stock pursuant to the exercise of options or warrants or (iii) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity. The term ‘Equity Issuance’ shall not include any Asset Disposition, any Debt Issuance or the issuance of common stock of the Dealer and its subsidiaries to its officers, directors or employees in connection with stock offering plans and other benefit plans of the Dealer or its subsidiaries.

ESP Reserve shall mean, as of any date of termination, the sum of the current and long term portions of deferred revenue from the sale by the Dealer of extended service plans and extended warranties.

Financial Covenants shall mean those covenants set forth in Section 9 of this Agreement

Fixed Charge Coverage Ratio shall mean the ratio of Consolidated EBITDAR to Consolidated Fixed Charges.

Indebtedness shall mean, of any Person at any date, (i) all Indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices, (ii) any other Indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations of such Person under Capital Leases, (iv) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (v) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (vi) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (vii) all guarantee obligations of such Person, (viii) all obligations of such Person in respect of pledging agreements, (ix) the maximum amount of all letters of credit issued or bankers’ acceptances created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent not theretofore reimbursed), (x) all preferred stock which by its terms requires or permits redemption, mandatory sinking fund payments or the like, by a fixed date prior to October 12, 2002, (xi) the aggregate net amount of indebtedness or obligations relating to the sale, contribution or other conveyance of accounts receivable pursuant to any securitization transaction (or similar transaction) regardless of whether such transaction is effected without recourse or in a manner which would not be reflected on a balance sheet in accordance with GAAP, (xii) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, whether such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP, (xiii) the Indebtedness of any partnership or unincorporated Joint venture in which such Person is a general partner or a Joint venturer, and (xiv) amounts owing to federal or state governmental agencies or authorities in connection with unpaid statutory liabilities.

Interest Coverage Ratio shall mean the ratio of Consolidated EBITDAR to the sum of Consolidated Interest Expense and Consolidated Rent Lease Expense.

Lien shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing.

National City Bank shall mean National City Bank of Indiana, as agent, and each successor thereto, under any credit agreement with Dealer.

Net Cash Proceeds shall mean the aggregate case proceeds received by the Dealer or any subsidiary in respect of any Asset Disposition, Equity Issuance or Debt Issuance, net of (i) direct costs (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and (ii) taxes paid or payable as a result thereof; it being understood that ‘Net Cash Proceeds’ shall include, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received by the Dealer or any subsidiary in any Asset Disposition, Equity Issuance or Debt Issuance.

PAS shall have the meaning set forth in Section 10 of this Agreement

Person shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

Redemption Note shall mean that certain promissory note dated October 13, 1999 in the principal sum of $15,000,000 executed by Dealer to the order of W. G. Throgmartin, evidencing the unpaid balance of the redemption price payable to him under that certain Stock Redemption Agreement dated as of April 1, 1999 between the Dealer and W. G. Throgmartin, and having a maturity date of October 15, 2002, and all extensions, renewals, replacements, amendments and restatements thereof.

Restricted Payment shall mean (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Dealer or any of its subsidiaries, now or hereafter outstanding, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of Capital Stock of the Dealer or any of its subsidiaries, now or hereafter outstanding,

Shareholder Note shall mean any promissory note executed by Dealer in favor of any shareholder of Dealer which (i) bears an interest rate equal to or less than eight and three-quarters percent (8%%) per annum, (ii) matures later than October 12, 2002, and (iii) includes terms otherwise acceptable to DFS.

SPP shall have the meaning set forth in Section 10 of this Agreement

Statement of Transaction shall mean statements sent by DFS to Dealer pursuant to Section 3 of this Agreement

Subordinated Debt shall mean indebtedness of Dealer and its subsidiaries which is subordinated to DFS in form and substance acceptable to DFS.

Vendor shall means manufacturers and distributors approved by, and who have a relationship with, DFS.

2.	Extension of Credit. Subject to the terms of this Agreement, DFS may extend credit to Dealer from time to time to purchase inventory from DFS approved vendors and for other purposes. If DFS advances funds to Dealer following Dealer’s execution of this Agreement, DFS will be deemed to have entered into this Agreement with Dealer, whether or not executed by DFS. DFS’ decision to advance funds will not be binding until the funds are actually advanced. DFS may combine all of DFS’ advances to Dealer or on Dealer’s behalf, whether under this Agreement or any other agreement, and whether provided by one or more of DFS’ branch offices, together with all finance charges, fees and expenses related thereto, to make one debt owed by Dealer. DFS may, at any time and without notice to Dealer, elect not to finance any inventory sold by particular Vendors who are in default of their obligations to DFS, or with respect to which DFS reasonably feels insecure. This is an agreement regarding the extension of credit, and not the provision of goods or services.

3.	Financing Terms and Statements of Transaction. Dealer and DFS agree that certain financial terms of any advance made by DFS under this Agreement, whether regarding finance charges, other fees, maturities, curtailments or other financial terms, are not set forth herein because such terms depend, in part, upon the availability of Vendor discounts, payment terms or other incentives, prevailing economic conditions, DFS’ floorplanning volume with Dealer and with Dealer’s Vendors, and other economic factors which may vary over time. Dealer and DFS further agree that it is therefore in their mutual best interest to set forth in this Agreement only the general terms of Dealer’s financing arrangement with DFS. Upon agreeing to finance a particular item of inventory for Dealer, DFS will send Dealer a Statement of transaction identifying such inventory and the applicable financial terms. Unless Dealer notifies DFS in writing of any objection within fifteen (15) days after a Statement of Transaction is mailed to Dealer. (a) the amount shown on such Statement of Transaction will be an account stated; (b) Dealer will have agreed to all rates, charges and other terms shown on such Statement of Transaction; (c) Dealer will have agreed that DFS is financing the items of inventory referenced in such Statement of Transaction at Dealer’s request and (d) such Statement of Transaction will be incorporated herein by reference, will be made a part hereof as if originally set forth herein, and will constitute an addendum hereto. If Dealer objects to the terms of any Statement of Transaction, Dealer agrees to pay DFS for such inventory in accordance with the most recent terms for similar inventory to which Dealer has not objected (or, if there are no prior terms, at the lesser of 16% per annum or at the maximum lawful contract rate of interest permitted under applicable law), but Dealer acknowledges that DFS may then elect to terminate Dealer’s financing program pursuant to Section 18, and cease making additional advances to Dealer. However, such termination will not accelerate the maturities of advances previously made, unless Dealer shall otherwise be in default of this Agreement.

4.

Grant of Security Interest. To secure payment of all of Dealer’s current and future debts to DFS under this Agreement, Dealer grants DFS a security interest in all Dealer’s inventory manufactured or sold by, or bearing any trademark or trade name of, Panasonic Company, a division of Matsushita Electric Corporation of America (including, but not limited to, trade names of ‘Panasonic’ and ‘Technics’); Sony Corporation of America;

JVC Company of America, a division of US JVC Corp.; Maytag Appliance Sales Corporation (including, but not limited to, trade names of ‘Maytag’, ‘Jena Air, ‘Admiral’, ‘Magic Chef); Lexmark International, Inc.; Daewoo Electronics Corporation of America; whether now owned or hereafter acquired, and all insurance proceeds thereof. All such assets are collectively referred to herein as the ‘Collateral’. All of such terms for which meanings are provided in the Uniform Commercial Code are used herein with such meanings. All Collateral, and all insurance proceeds thereof, will be held in trust by Dealer for DFS, with such insurance proceeds being payable in accordance with this Agreement

4.1.	Letters of Credit as Additional Collateral. Dealer hereby agrees to cause an institution acceptable to DFS to issue in favor of DFS:

(a)	an Irrevocable Letter of Credit for the initial sum of One Million Dollars ($1,000,000.00) for an initial term of 120 days, or four (4) months from date of issue, in form and substance satisfactory to DFS, plus;

(b)	a secondary and separate Irrevocable Letter of Credit for the sum of One Million Dollars ($1,000,000.00) to be issued concurrently with the aforementioned Letter of Credit except that it will have at an initial term of 240 days or eight (8) months from the date of issue, in form and substance satisfactory to DFS.

Dealer agrees to provide DFS with any extension, renewal, replacement or substitution of any existing Letter(s) of Credit pledged to DFS or to increase or decrease the amount of the existing Letter(s) of Credit at DFS’ request and sole discretion.

Dealer hereby agrees that if at least forty-five (45) days prior to the expiration date of each of the above-referenced Irrevocable Letters of Credit or any subsequent Letter(s) of Credit issued for the account of Dealer in favor of DFS, such Irrevocable Letter(s) of Credit is (are) not extended for a term required by DFS or new Irrevocable Letter(s) of Credit in an amount, form and from an institution acceptable to DFS and for a term required by DFS is (are) not provided to DFS, an event of default shall have occurred under the Agreement, and DFS may declare all sums owed by Dealer under the Agreement to be immediately due and payable. Upon such default, DFS may: (i) exercise any and all of its rights under the Agreement including, but not limited to, the right to repossess the Collateral from Dealer, and (ii) exercise any and all of its rights to draw upon any Irrevocable Letter(s) of Credit issued for the account of Dealer in favor of DFS.

5.

Affirmative Warranties and Representations. Dealer warrants and represents to DFS that (a) Dealer has good title to all Collateral; (b) DFS’ security interest in the Collateral financed by DFS is not now and will not become subordinate to the security interest, lien, encumbrance or claim of any person; (c) Dealer will execute all documents DFS requests to perfect and maintain DFS’ security interest in the Collateral; (d) Dealer will deliver to DFS immediately upon each request, and DFS may retain, each Certificate of Title or Statement of Origin issued for Collateral financed by DFS; (e) Dealer will at all times be duly organized, existing, in good standing, qualified and licensed to do business in each state, county, or parish, in which the nature of its business or property so ‘ requires; (f) Dealer has the right and is duly authorized to enter into this Agreement; (g) Dealer’s execution of this Agreement does not constitute a breach of any agreement to which Dealer is now or hereafter becomes bound; (h) there are and will be no actions or proceedings pending or threatened against Dealer which might result in any material adverse change in Dealer’s financial or business condition or which might in any way adversely affect any of Dealer’s assets; (i) Dealer will maintain the Collateral in good condition and repair, (j) Dealer has duly filed and will duly file all tax returns required by law; (k) Dealer has paid and will pay when due all taxes, levies, assessments and governmental charges of any nature; (l) Dealer will keep and maintain all of its books and records pertaining to the Collateral at its principal place of business designated in this Agreement; (m) Dealer will promptly supply DFS with such information concerning it or any guarantor as DFS hereafter may reasonably request; (n) all Collateral will be kept at Dealer’s principal place of business listed above, and such other locations, if any, of which Dealer has notified DFS in writing or as listed on any current or future Exhibit “A” attached hereto which written notices) to DFS and Exhibit A(s) are incorporated herein by reference; (o) Dealer will give DFS thirty (30) days prior written notice of any change in Dealer’s identity, name, form of business organization, ownership, management, principal place of business, Collateral locations or other business locations, and before moving any books and records to any other location; (p) Dealer will observe and perform all matters required by any lease, license, concession or franchise forming part of the Collateral in order to maintain all the rights of DFS thereunder; (q) Dealer will advise DFS of the commencement of material legal proceedings against Dealer or any guarantor; (r) Dealer will comply with all applicable laws and will conduct its business in a manner which preserves and protects the Collateral and the earnings and incomes thereof and (s) regarding Dealer’s agreements with National City Bank, Dealer will provide to DFS copies of (1) all reports, certificates and information relating to the Financial Covenants when Dealer provides the same to National City Bank, (2) all Financial Covenant related amendments and addenda to any credit agreement between Dealer and National City Bank within five (5) business days after executing each such amendment or addendum, and (3) all notices of default, notices of acceleration of Indebtedness, and all other notices to the effect that National City Bank may or will exercise any rights or remedies against Dealer, in each case within the same business day as Dealer receives such notice.

6.

Negative Covenants. Dealer will not at any time (without DFS’ prior written consent): (a) other than in the ordinary course of its business, sell, lease or otherwise dispose of or transfer any of its assets; (b) rent, lease, demonstrate, consign, or use any Collateral financed by DFS; or (c) merge or consolidate with another entity; or (d) directly or indirectly declare, order, make or set apart any sum for or pay any Restricted Payment, except (i) so long as no Default has occurred and is continuing, or would result from the making of such distribution, Dealer may make distributions during any fiscal year in an aggregate amount not exceeding the individual state and federal income tax liability of its shareholders (determined at the highest marginal income tax rate applicable to any shareholder with respect to the immediately preceding fiscal year) with respect to the taxable income of Dealer for the immediately preceding fiscal year; (ii) so long as no

Default has occurred and is continuing, or would result from the making of such payment, Dealer may make (A) any payment of the principal or interest on the Indebtedness evidenced by the Redemption Note, (B) any scheduled payment of principal and interest under a Shareholder Note, any (C) payment of Subordinated Debt (if any) permitted under the terms of a subordination agreement in favor of DFS which is in a form and substance acceptable to DFS.

7.	Insurance. Dealer will immediately notify DFS of any loss, theft or damage to any Collateral. Dealer will keep the Collateral insured for its full insurable value under an “all risk” property insurance policy with a company acceptable to DFS, naming DFS as a lender loss-payee and containing standard lenders loss payable and termination provisions. Dealer will provide DFS with written evidence of such property insurance coverage and lender’s loss-payee endorsement.

8.	Financial Statements. Dealer will deliver to DFS: (a) within ninety (90) days after the end of each of Dealer’s fiscal years, a reasonably detailed balance sheet as of the last day of such fiscal year and a reasonably detailed income statement covering Dealer’s operations for such fiscal year, in a form satisfactory to DFS; (b) within forty-five (45) days after the end of each of Dealer’s calendar months, a reasonably detailed balance sheet as of the last day of such quarter and an income statement covering Dealer’s operations for such quarter, in a form satisfactory to DFS; (c) all other Financial Covenant related reports, certificates and information (but not borrowing base certificates and supporting information therefor) when the same is provided to National City Bank of Indiana, as agent, and (d) within ten (10) days after request therefor by DFS, any other report requested by DFS relating to the Collateral or the financial condition of Dealer. Dealer warrants and represents to DFS that all financial statements and information relating to Dealer or any guarantor which have been or may hereafter be delivered by Dealer or any guarantor are true and correct and have been and will be prepared in accordance with generally accepted accounting principles consistently applied and, with respect to such previously delivered statements or information, there has been no material adverse change in the financial or business condition of Dealer or any guarantor since the submission to DFS, either as of the date of delivery, or, if different, the date specified therein, and Dealer acknowledges DFS’ reliance thereon.

9.	Financial Covenants.

(a)	Minimum Consolidated EBITDA. As of the last day of each fiscal quarter set forth in the table below, EBITDA for Dealer and its subsidiaries on a consolidated basis for the prior four (4) consecutive fiscal quarters ending on the applicable date set forth below shall not be less than the corresponding amount appearing on such table.

Fiscal Quarter Ending	Minimum Consolidated EBITDA
September 30, 2000	$10,000,000
December 31, 2000	$11,000,000
March 31, 2001	$12,000,000
June 30, 2001	$13,000,000
September 30, 2001	$13,000,000
December 31, 2001	$13,000,000
March 31, 2002	$13,000,000

(b)	Minimum Consolidated Adjusted Net Worth. As of the end of each fiscal quarter, commencing with the fiscal quarter ending September 30, 2000, Dealer and its subsidiaries will, on a consolidated basis, maintain a Consolidated Adjusted Tangible Net Worth in the combined amount of not less than Nine Million Dollars ($9,000,000.00); plus (i) 25% of cumulative Consolidated Net Income (to the extent positive) from and after April 1, 1999 after deduction of amounts permitted to be distributed pursuant to Section 6 hereof (without deduction for any quarterly losses), plus (ii) thirty percent (30%) of cumulative increases in the ESP Reserve from and after October 1, 2000 (without deduction for any decrease in the ESP Reserve), plus (iii) one hundred percent (100%) of the Net Cash Proceeds of any Equity Issuance after the Closing Date.

(c)	Interest Coverage Ratio. The Interest Coverage Ratio for Dealer and its subsidiaries on a consolidated basis (i) for the periods of four consecutive fiscal quarters ending September 30, 2000, shall not be less than 1.5:1; (ii) for the periods of four consecutive fiscal quarters ending December 31, 2000 and March 31, 2001, shall be not less than 2.0:1; and (iii) for the periods of four consecutive fiscal quarters ending June 30, 2001, September 30, 2001, December 31, 2001, and March 31, 2002, shall not be less than 2.5:1.0.

(d)	Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio for Dealer and its subsidiaries on a consolidated basis shall be not less than 1.0:1 for each period of four (4) consecutive fiscal quarters ending on the last day of each fiscal quarter ending on and after September 30, 2000.

(e)	Capital Expenditures. The Dealer and its subsidiaries shall not, as a group, make or incur Capital Expenditures in excess of $3,500,000 in the aggregate during each of the fiscal years ending March 31, 2001, and March 31, 2002.

10.	Reviews. Dealer grants DFS an irrevocable license to enter Dealers business locations during normal business hours without notice to Dealer to: (a) account for and inspect all Collateral; (b) verify Dealer’s compliance with this Agreement; and (c) examine and copy Dealer’s books and records related to the Collateral.

11.

Payment Terms. Dealer will immediately pay DFS the principal Indebtedness owed DFS on each item of Collateral financed by DFS (as shown on the Statement of Transaction identifying such Collateral) on the earliest occurrence of any of the following events: (a) when such Collateral is lost, stolen or damaged; (b) for Collateral financed under

Pay-As-Sold (“PAS”) terms (as shown on the Statement of Transaction Identifying such Collateral), when such Collateral is sold, transferred, rented, leased, otherwise disposed of or matured; (c) in strict accordance with any curtailment schedule for such Collateral (as shown on the Statement of Transaction identifying such Collateral); (d) for Collateral financed under Scheduled Payment Program (“SPP”) terms (as shown on the Statement of Transaction identifying such Collateral), in strict accordance with the installment payment schedule; and (e) when otherwise required under the terms of any financing program agreed to in writing by the parties. Regardless of the SPP terms pertaining to any Collateral financed by DFS, if DFS determines that the current outstanding debt which Dealer owes to DFS exceeds the aggregate wholesale invoice price of such Collateral in Dealer’s possession, Dealer will immediately upon demand pay DFS the difference between such outstanding debt and the aggregate wholesale invoice price of such Collateral. If Dealer from time to time is required to make immediate payment to DFS of any past due obligation discovered during any Collateral review, or at any other time, Dealer agrees that acceptance of such payment by DFS shall not be construed to have waived or amended the terms of its financing program. The proceeds of any Collateral received by Dealer will be held by Dealer in trust for DFS’ benefit, for application as provided in this Agreement Dealer will send all payments to DFS’ branch office(s) responsible for Dealer’s account DFS may apply: (i) payments to reduce finance charges first and than principal, regardless of Dealers Instructions; and (ii) principal payments to the oldest (earliest) invoice for Collateral financed by DFS, but, in any event, all principal payments will first be applied to such Collateral which is sold, lost, stolen, damaged, rented, leased, or otherwise disposed of or unaccounted for. Any third party discount, rebate, bonus or credit granted to Dealer for any Collateral will not reduce the debt Dealer owes DFS until DFS has received payment therefor in cash. Dealer will: (1) pay DFS even if any Collateral is defective or falls to conform to any warranties extended by any third party; (2) not assert against DFS any claim or defense Dealer has against any third party; and (3) indemnify and hold DFS harmless against all claims and defenses asserted by any buyer of the Collateral relating to the condition of, or any representations regarding, any of the Collateral. Dealer waives all rights of offset and counterclaims Dealer may have against DFS.

11.1.

Paydown. Dealer will forward to DFS by the 15th day of each month a Collateral Report dated as of the last day of the prior month. Regardless of the SPP terms pertaining to any Collateral financed by DFS, and notwithstanding any scheduled payments made by Dealer after the Determination Date or anything contained in this Agreement to the contrary, if DFS determines, after reviewing the Collateral Report, after conducting an inspection of the Collateral or otherwise, that (i) the total current outstanding Indebtedness owed by Dealer to DFS as of any applicable Determination Date, exceeds (ii) the Collateral Liquidation Value as of the Determination Date, Dealer will immediately upon demand pay DFS the difference between (i) Dealer’s total current outstanding Indebtedness owed to DFS as of the Determination Date, and (ii) the Collateral Liquidation Value as of the Determination Date. if Dealer from time to time is required to make immediate payment to DFS of any past due obligation discovered during any Collateral review, upon review of a Collateral Report or at any other time, Dealer agrees that acceptance of such payment by DFS shall not be construed to have waived or amended the terms of its financing program.

12.	Calculation of Charges. Dealer will pay finance charges to DFS on the outstanding principal debt which Dealer owes DFS for each item of Collateral financed by DFS at the rate(s) shown on the Statement of Transaction identifying such Collateral, unless Dealer objects thereto as provided in Section 3. The finance charges attributable to the rate shown on the Statement of Transaction will: (a) be computed based on a 380 day year, (b) be calculated by multiplying the Daily Charge (as defined below) by the actual number of days in the applicable billing period; and (c) accrue from the invoice date of the Collateral identified on such Statement of Transaction until DFS receives full payment in good funds of the principal debt Dealer owes DFS for each item of such Collateral in accordance with DFS’ payment recognition policy and DFS applies such payment to Dealer’s principal debt in accordance with the terms of this Agreement The “Daily Charge” is the product of the Daily Rate (as defined below) multiplied by the Average Daily Balance (as defined below). The “Daily Rate” is the quotient of the annual rate shown on the Statement of Transaction divided by 380. or the monthly rate shown on the Statement of Transaction divided by 30. The “Average Daily Balance” is the quotient of (i) the sum of the outstanding principal debt owed DFS on each day of a billing period for each item of Collateral identified on a Statement of Transaction, divided by (ii) the actual number of days in such billing period. Dealer will also pay DFS $100 for each check returned unpaid for insufficient funds (an “NSF check”) (such $100 payment repays DFS’ estimated administrative costs; it does not waive the default caused by the NSF check). The annual percentage rate of the finance charges relating to any item of Collateral financed by DFS will be calculated from the invoice date of such Collateral, regardless of any period during which any finance charge subsidy shall be paid or payable by any third party. Dealer acknowledges that DFS intends to strictly conform to the applicable usury laws governing this Agreement regardless of any provision contained herein or in any other document executed or delivered in connection herewith or therewith, DFS shall never be deemed to have contracted for, charged or be entitled to receive, collect or apply as interest on this Agreement (whether termed interest herein or deemed to be interest by judicial determination or operation of law), any amount in excess of the maximum amount allowed by applicable law, and, if DFS ever receives, collects or applies as interest any such excess, such amount which would be excessive interest will be applied first to the reduction of the unpaid principal balances of advances under this Agreement, and, second, any remaining excess will be paid to Dealer. In determining whether or not the interest paid or payable under any specific contingency exceeds the highest lawful rate, Dealer and DFS shall, to the maximum extent permitted under applicable law (A) characterize any non-principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense or fee rather than as interest; (B) exclude voluntary pre-payments and the effect thereof; and (C) spread the total amount of interest throughout the entire term of this Agreement so that the interest rate is uniform throughout such term.

13.	Billing Statement. DFS will send Dealer a monthly billing statement identifying all charges due on Dealer’s account with DFS. The charges specified on each billing statement will be: (a) due and payable in full immediately on receipt; and (b) an account stated, unless DFS receives Dealer’s written objection thereto within 15 days after it is mailed to Dealer. If DFS does not receive, by the 25th day of any given month, payment of all charges accrued to Dealer’s account with DFS during the immediately preceding month, Dealer will (to the extent allowed by law) pay DFS a late fee (“Late Fee”) equal to the greater of $5 or 5% of the amount of such finance charges (payment of the Late Fee does not waive the default caused by the late payment). DFS may adjust the billing statement at any time to conform to applicable law and this Agreement.

14.	Default. Dealer will be in default under this Agreement if (a) Dealer breathes any terms, warranties or representations contained herein, in any Statement of Transaction to which Dealer has not objected as provided in Section 3, or in any other agreement between DFS and Dealer; (b) any guarantor of Dealer’s debts to DFS breaches any terms, warranties or representations contained in any guaranty or other agreement between the guarantor and DFS; (c) any representation, statement, report or certificate made or delivered by Dealer or any guarantor to DFS is not accurate when made; (d) Dealer falls to pay any portion of Dealer’s debts to DFS when due and payable hereunder or under any other agreement between DFS and Dealer; (e) Dealer abandons any Collateral; (f) Dealer or any guarantor is or becomes in default in the payment of any debt owed to any third party; (g) a money judgment issues against Dealer or any guarantor; (h) an attachment, sale or seizure issues or is executed against any assets of Dealer or of any guarantor; (i) the undersigned dies while Dealer’s business is operated as a sole proprietorship, any general partner dies while Dealer’s business is operated as a general or limited partnership, or any member dies while Dealers business is operated as a limited liability company, as applicable; (j) any guarantor dies; (k) Dealer or any guarantor shall cease existence as a corporation, partnership, limited liability company or trust, as applicable; (l) Dealer or any guarantor ceases or suspends business; (m) Dealer, any guarantor or any member while Dealer’s business is operated as a limited liability company, as applicable, makes a general assignment for the benefit of creditors; (n) Dealer, any guarantor or any member while Dealer’s business is operated as a limited liability company, as applicable, becomes insolvent or voluntarily or involuntarily becomes subject to the Federal Bankruptcy Code, any state insolvency law or any similar law; (o) any receiver is appointed for any assets of Dealer, any guarantor or any member while Dealer’s business is operated as a limited liability company, as applicable; (p) any guaranty of Dealer’s debts to DFS is terminated; (q) Dealer loses any franchise, permission, license or right to sell or deal in any Collateral which DFS finances; (r) Dealer or any guarantor misrepresents Dealer’s or such guarantor’s financial condition or organizational structure; (s) there shall occur a material adverse change in the financial or other condition or business prospects of Dealer or any guarantor; or (t) DFS determines in good faith that it is insecure with respect to any of the Collateral or the payment of any part of Dealer’s obligation to DFS.

15.	Rights of DFS Upon Default. In the event of a default:

(a)

DFS may at any time at DFS’ election, without notice or demand to Dealer, do any one or more of the following: declare all or any part of the debt Dealer owes DFS immediately due and payable, together with all costs and expenses of DFS’ collection activity, including, without limitation, all reasonable attorneys’ fees; exercise any or all rights under applicable law (including, without limitation, the right to possess, transfer and dispose of the Collateral); and/or cease extending any additional credit to Dealer (DFS’ right to cease extending credit shall not be construed to limit the discretionary nature of this credit facility).

(b)	Dealer will segregate and keep the Collateral in trust for DFS, and in good order and repair, and will not sell, rent, lease, consign, otherwise dispose of or use any Collateral, nor further encumber any Collateral.

(c)	Upon DFS’ oral or written demand, Dealer will immediately deliver the Collateral to DFS, in good order and repair, at a place specified by DFS, together with all related documents; or DFS may, in DFS sole discretion and without notice or demand to Dealer, take immediate possession of the Collateral together with all related documents.

(d)	DFS may, without notice, apply a default finance charge to Dealer’s outstanding principal indebtedness equal to the default rate specified in Dealer’s financing program with DFS, if any, or if there is none so specified, at the lesser of 3% per annum above the rate in effect immediately prior to the default, or the highest lawful contract rate of interest permitted under applicable law.

All of DFS’ rights and remedies are cumulative. DFS’ failure to exercise any of DFS rights or remedies hereunder will not waive any of DFS’ rights or remedies as to any past, current or future default.

16.	Sale of Collateral. Dealer agrees that if DFS conducts a private sale of any Collateral by requesting bids from 10 or more dealers or distributors in that type of Collateral, any sale by DFS of such Collateral in bulk or in parcels within 120 days of (a) DFS’ taking possession and control of such Collateral; or (b) when DFS is otherwise authorized to sell such Collateral; whichever occurs last, to the bidder submitting the highest cash bid therefor, is a commercially reasonable sale of such Collateral under the Uniform Commercial Code. Dealer agrees that the purchase of any Collateral by a Vendor, as provided in any agreement between DFS and the Vendor, is a commercially reasonable disposition and private sale of such Collateral under the Uniform Commercial Code, and no request for bids shall be required. Dealer further agrees that 7 or more days prior written notice will be commercially reasonable notice of any public or private sale (including any sale to a Vendor), Dealer irrevocably waives any requirement that DFS retain possession and not dispose of any Collateral until after an arbitration hearing, arbitration award, confirmation, trial or final judgment if DFS disposes of any such Collateral other than as herein contemplated, the commercial reasonableness of such disposition will be determined in accordance with the laws of the state governing this Agreement

17.	Power of Attorney. Dealer grants DFS an irrevocable power of attorney to: execute or endorse on Dealer’s behalf any checks, financing statements, instruments, Certificates of Title and Statements of Origin pertaining to the Collateral; supply. any omitted information and correct errors in any documents between DFS and Dealer, initiate and settle any insurance claim pertaining to the Collateral; and do anything to preserve and protect the Collateral and DFS’ rights and interest therein.

18.	Information. DFS may from time to time provide to any third party any credit references on Dealer, but DFS may not, without Dealer’s prior consent, provide to any third party any financial or other information on Dealer that DFS may from time to time possess. DFS may obtain from any Vendor any credit, financial or other information regarding Dealer that such Vendor may from time to time possess.

19.	Access to DFS’ System. DFS has developed a system which will allow Dealer to access DFS’ computer via an Internet connection for the sole purpose of allowing Dealer to obtain certain information regarding the amount which Dealer owes to DFS with respect to its account with DFS, and to pay DFS the amounts which Dealer owes pursuant to this Agreement, which will include the amount of principal, interest, fees and charges which Dealer owes to DFS (“System”). Dealer will be able to electronically identify the particular payments of principal, interest, insurance, fees and other charges which Dealer wishes to make to DFS (“Specified Payments”) and allow DFS to initiate debit entries electronically through the Automated Clearing House (the “ACH”) to the Account (as defined below) in order to enable DFS to take possession only of funds in the Account for the Specified Payments. DFS grants to Dealer the right to use the System in the manner provided herein. Dealer may access the System at no charge during the term of this Agreement Dealer will access information in the System via an Internet connection and by entering a user identification number and a password which DFS will provide to Dealer. Dealer may thereafter change the password which DFS provides to Dealer. Dealer will assume complete responsibility in protecting the safety and security of its user identification number, password and PIN number (as defined below). Dealer will be solely liable for all losses, damages or claims resulting from any unauthorized use of the user identification number, password and PIN number. DFS retains the right to make any changes in the System, including, but not limited to, the scheduled hours of operation, access periods, and user identification procedures.

20.

Dealer’s Account. Dealer will complete the Request for Services (“Request”) in the form that follows this Agreement. Notwithstanding anything to the contrary in the Request, DFS may initiate debit entries solely for the purpose of effecting Specified Payments, as provided in Section 19 above. Dealer must provide certain information as required in the Request regarding the bank and the particular account from which DFS will initiate the ACH debit entries for the Specified Payments which Dealer authorizes pursuant to this Agreement (“Account’. Dealer will immediately complete another Request and will send such document to DFS if any information regarding the Account is changed or is inaccurate. DFS will thereupon enter such new information regarding the Account into the System. Dealer will execute such agreements which such bank requires to allow DFS to initiate ACH debit entries to the Account for Specified Payments, and to receive payments therefor.

21.	Authorization. Dealer irrevocably authorizes DFS to initiate ACH debit entries to the Account on the dates that any Specified Payments are due and owing, and to take possession of funds in the Account to satisfy such Specified Payments. If Dealer does not grant such authority to DFS in the Request, the System will allow Dealer to select the Specified Payments which Dealer elects to make to DFS. Upon selecting the Specified Payments which Dealer wishes to pay to DFS, Dealer will enter its personal identification number (“PIN”) to confirm the payments which Dealer wishes to make to DFS. By entering Dealer’s unique PIN number, Dealer thereupon irrevocably authorizes DFS to initiate ACH debit entries to the Account in the amount selected by Dealer to pay the Specified Payments, and to take possession of funds in the Account to satisfy such Specified Payments. No ACH debit entry shall be initiated under this Agreement or the Request except in conformity with the authorization provided above.

22.	General Use Restrictions. Dealer will not and will not cause others to: (a) reverse engineer, reverse compile, decompile, disassemble, alter, translate, convert or attempt to derive the source code of the System; (b) use the System in a manner that jeopardizes the integrity thereof or interferes with others’ use of the System, or (c) use the System in any manner which violates this Agreement or any applicable laws (including, but not limited to, any laws relating to copyrights, trademarks, trade secrets or libel).

23.	Limitation of Liability for ACH Debits. DFS will not be liable for the act or omission of any Automated Clearing House, financial institution, or any person who has obtained unauthorized access to the System. Dealer acknowledges that errors may occur in the ACH debiting process, and Dealer will immediately notify DFS if the amount of any ACH debit entry which DFS initiates exceeds the amount of the Specified Payments. Dealer agrees, however, that DFS’ liability for any such error will be limited to the amount of the entry which exceeds Dealer’s Specified Payments, and in no event will DFS be liable to Dealer for any consequential, special or incidental damages.

24.

Warranty. DFS MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE SYSTEM, INCLUDING BUT NOT LIMITED TO, ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES AS TO ACCURACY, COMPLETENESS OR ADEQUACY OF INFORMATION. IN NO EVENT WILL DFS BE LIABLE FOR SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES INCURRED BY DEALER AS A RESULT OF DEALER’S USE OF THE SYSTEM. DFS does not warrant that the functions contained in the System will meet Dealer’s requirements, or that the System will operate on Dealer’s computer system or with Dealer’s Internet access provider, or that the operation of the System will be uninterrupted or error free. DFS is not responsible for any problems caused by changes in the operating characteristics of the Dealer’s computer hardware or operating system which are made upon Dealer’s access to the System. Dealer will have the sole responsibility for adequate protection and back-up of its data used in connection with the System, and Dealer waives any right to claim against DFS for lost data, work delays or lost profits resulting from its use of the System.

25.	Confidentiality. The System is proprietary to DFS, and Dealer will use and maintain the System in confidence and will not sell, transfer, publish, disclose, or otherwise make accessible the System to any third party. Dealer will confine access to the System only to its employees who require such access in the ordinary course and scope of their employment by Dealer. Dealer will inform its employees of the confidential nature of the System before Dealer grants an employee any access to the System.

26.	Termination. Either party may terminate this Agreement at any time by written notice received by the other party. If DFS terminates this Agreement, Dealer agrees that if Dealer. (a) is not in default hereunder, 30 days prior notice of termination is reasonable and sufficient (although this provision shall not be construed to mean that shorter periods may not, in particular circumstances, also be reasonable and sufficient); or (b) is in default hereunder, no prior notice of termination is required. Dealer will not be relieved from any obligation to DFS arising out of DFS’ advances or commitments made before the effective termination date of this Agreement DFS will retain all of its rights, interests and remedies hereunder until Dealer has paid all of Dealer’s debts to DFS under this Agreement. All waivers set forth within this Agreement will survive any termination of this Agreement

27.	Binding Effect. Dealer cannot assign its interest in this Agreement without DFS’ prior written consent, although DFS may assign or participate DFS’ interest, in whole or in part, without Dealer’s consent. This Agreement will protect and bind DFS’ and Dealer’s respective heirs, representatives, successors and assigns.

28.	Notices. Except as otherwise stated herein, all notices, arbitration claims, responses, requests and documents will be sufficiently given or served if mailed or delivered: (a) to Dealer at Dealer’s principal place of business specified above; and (b) to DFS at 655 Maryville Centre Drive, St Louis, Missouri 63141-5832, Attention: General Counsel, or such other address as the parties may hereafter specify in writing.

29.	NO ORAL AGREEMENTS. ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBTS ARE NOT ENFORCEABLE. TO PROTECT DEALER AND DFS FROM MISUNDERSTANDING OR DISAPPOINTMENT, ALL AGREEMENTS COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN THE PARTIES, EXCEPT AS SPECIFICALLY PROVIDED HEREIN OR AS THE PARTIES MAY LATER AGREE IN WRITING TO MODIFY IT. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

30.	Other Waivers. Dealer irrevocably waives notice of: DFS’ acceptance of this Agreement, presentment, demand, protest, nonpayment, nonperformance, and dishonor. Dealer and DFS irrevocably waive all rights to claim any punitive and/or exemplary damages.

31.	Severability. If any provision of this Agreement or its application is invalid or unenforceable, the remainder of this Agreement will not be impaired or affected and will remain binding and enforceable.

32.	Supplement. If Dealer and DFS have heretofore executed other agreements in connection with all or any part of the Collateral, this Agreement shall supplement each and every other agreement previously executed by and between Dealer and DFS, and in that event this Agreement shall neither be deemed a novation nor a termination of such previously executed agreement nor shall execution of this Agreement be deemed a satisfaction of any obligation secured by such previously executed agreement

33.	Receipt of Agreement. Dealer acknowledges that it has received a true and complete copy of this Agreement Dealer acknowledges that it has read and understood this Agreement. Notwithstanding anything herein to the contrary: (a) DFS may rely on any facsimile copy, electronic data transmission or electronic data storage of this Agreement, any Statement of Transaction, billing statement, invoice from a Vendor, financial statements or other reports, and (b) such facsimile copy, electronic data transmission or electronic data storage will be deemed an original, and the best evidence thereof for all purposes, including, without limitation, under this Agreement or any other agreement between DFS and Dealer, and for all evidentiary purposes before any arbitrator, court or other adjudicatory authority.

34.	Miscellaneous. Time is of the essence regarding Dealer’s performance of its obligations to DFS notwithstanding any course of dealing or custom on DFS’ part to grant extensions of time. Dealer’s liability under this Agreement is direct and unconditional and will not be affected by the release or nonperfection of any security interest granted hereunder. DFS will have the right to refrain from or postpone enforcement of this Agreement or any other agreements between DFS and Dealer without prejudice and the failure to strictly enforce these agreements will not be construed as having created a course of dealing between DFS and Dealer contrary to the specific terms of the agreements or as having modified, released or waived the same. The express terms of this Agreement will not be modified by any course of dealing, usage of trade, or custom of trade which may deviate from the terms hereof. If Dealer fails to pay any taxes, fees or other obligations which may impair DFS’ interest in the Collateral, or fails to keep the Collateral insured, DFS may, but shall not be required to, pay such taxes, fees or obligations and pay the cost to insure the Collateral, and the amounts paid will be: (a) an additional debt owed by Dealer to DFS, which shall be subject to finance charges as provided herein; and (b) due and payable immediately in full. Dealer agrees to pay all of DFS’ reasonable attorneys’ fees and expenses incurred by DFS in enforcing DFS’ rights hereunder. The Section titles used in this Agreement are for convenience only and do not define or limit the contents of any Section.

35.	BINDING ARBITRATION.

35.1.

Arbitrable Claims. Except as otherwise specified below, all actions, disputes, claims and controversies under common law, statutory law or in equity of any type or nature whatsoever (including, without limitation, all torts, whether regarding negligence, breach of fiduciary duty, restraint of trade, fraud, conversion, duress, interference, wrongful replevin, wrongful sequestration, fraud in the inducement usury or any other tort, all contract actions, whether regarding express or implied terms, such as implied covenants of good faith, fair dealing, and the commercial reasonableness of any Collateral disposition, or any other contract claim, all claims of deceptive trade practices or lender liability, and all claims questioning the reasonableness or lawfulness of any act), whether arising before or after the date of this Agreement, and whether directly or indirectly relating to: (a) this Agreement and/or any amendments and addenda hereto, or the breach, invalidity or termination hereof; (b) any previous or subsequent agreement between DFS and Dealer; (c) any act committed by DFS or by any parent company, subsidiary or affiliated company of DFS (the “DFS Companies”), or by any employee, agent, officer or director of a DFS Company whether or not arising within the scope and course of employment or other contractual representation of the DFS Companies provided that such act arises under a relationship, transaction or dealing between DFS and Dealer; and/or (d) any other relationship, transaction or dealing between DFS and Dealer (collectively the “Disputes”), will be subject to and resolved by binding arbitration.

35.2.	Administrative Body. All arbitration hereunder will be conducted in accordance with the Commercial Arbitration Rules of The American Arbitration Association (“AAA”). If the AAA is dissolved, disbanded or becomes subject to any state or federal bankruptcy or insolvency proceeding, the parties will remain subject to binding arbitration which will be conducted by a mutually agreeable arbitral forum. The parties agree that all arbitrator(s) selected will be attorneys with at least five (5) years secured transactions experience. The arbitrator(s) will decide if any inconsistency exists between the rules of any applicable arbitral forum and the arbitration provisions contained herein. If such inconsistency exists, the arbitration provisions contained herein will control and supersede such rules. The site of all arbitration proceedings will be in the Division of the Federal Judicial District in which AAA maintains a regional office that is closest to Dealer.

35.3.

Discovery. Discovery permitted in any arbitration proceeding commenced hereunder is limited as follows. No later than thirty (30) days after the filing of a claim for arbitration, the parties will exchange detailed statements setting forth the facts supporting the claim(s) and all defenses to be raised during the arbitration, and a list of all exhibits and witnesses. No later than twenty-one (21) days prior to the arbitration hearing, the parties will exchange a final list of all exhibits and all witnesses, including any designation of any expert witness(es) together with a summary of their testimony; a copy of all documents and a detailed description of any property to be introduced at the hearing. Under no circumstances will the use of Interrogatories, requests for admission, requests for the production of documents or the taking of depositions be permitted. However, in the event of the designation of any expert witness(es), the following will occur. (a) all information and documents relied upon by the expert witness(es) will be delivered to the opposing party, (b) the opposing party will be permitted to depose the expert witness(es), (c) the opposing party will be permitted to designate rebuttal expert witness(es), and (d) the arbitration hearing will be continued to the earliest possible data that enables the foregoing limited discovery to be accomplished.

35.4.	Exemplary or Punitive Damages. The Arbitrator(s) will not have the authority to award exemplary or punitive damages.

35.5.	Confidentiality of Awards. All arbitration proceedings, including testimony or evidence at hearings, will be kept confidential, although any award or order rendered by the arbitrator(s) pursuant to the terms of this Agreement may be entered as a judgment or order in any state or federal court and may be confirmed within the federal judicial district which includes the residence of the party against whom such award or order was entered. This Agreement concerns transactions involving commerce among the several states. The Federal Arbitration Act, Title 9 U.S.C. Sections 1 at seq., as amended (“FAA”) will govern all arbitration(s) and confirmation proceedings hereunder.

35.6.	Prejudgment and Provisional Remedies. Nothing herein will be construed to prevent DFS or Dealer’s use of bankruptcy, receivership, injunction, repossession, replevin, claim and delivery, sequestration, seizure, attachment, foreclosure, dation and/or any other prejudgment or provisional action or remedy relating to any Collateral for any current or future debt owed by either party to the other. Any such action or remedy will not waive DFS or Dealer’s right to compel arbitration of any Dispute.

35.7.	Attorneys’ Fees. If either Dealer or DFS brings any other action for judicial relief with respect to any Dispute (other than those set forth in Section 35.6), the party bringing such action will be liable for and immediately pay all of the other party’s costs and expenses (including attorneys’ fees) incurred to stay or dismiss such action and remove or refer such Dispute to arbitration. If either Dealer or DFS brings or appeals an action to vacate or modify an arbitration award and such party does not prevail, such party will pay all costs and expenses, including attorneys’ fees, incurred by the other party in defending such action. Additionally, if Dealer sues DFS or institutes any arbitration claim or counterclaim against DFS in which DFS is the prevailing party, Dealer will pay all costs and expenses (including attorneys’ fees) incurred by DFS in the course of defending such action or proceeding.

35.8.

Limitations. Any arbitration proceeding must be instituted: (a) with respect to any Dispute for the collection of any debt owed by either party to the other, within two (2) years after the date the last payment was received by the instituting party; and (b) with respect to any other Dispute, within two (2) years after the date the incident giving rise thereto occurred, whether or not any damage was sustained or capable of ascertainment or either party knew of such incident Failure to institute an arbitration proceeding within such period will constitute an absolute bar and waiver to the institution of any proceeding, whether arbitration or a court proceeding, with respect to such Dispute.

35.9.	Survival After Termination. The agreement to arbitrate will survive the termination of this Agreement

36.	INVALIDITY/UNENFORCEABILITY OF BINDING ARBITRATION. IF THIS AGREEMENT IS FOUND TO BE NOT SUBJECT TO ARBITRATION, ANY LEGAL PROCEEDING WITH RESPECT TO ANY DISPUTE WILL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE WITHOUT A JURY. DEALER AND DFS WAIVE ANY RIGHT TO A JURY TRIAL IN ANY SUCH PROCEEDING.

37.	Governing Law. Dealer acknowledges and agrees that this and all other agreements between Dealer and DFS have been substantiality negotiated, and will be substantially performed, in the state of ILLINOIS. Accordingly, Dealer agrees that all Disputes will be governed by, and construed in accordance with, the laws of such state, except to the extent inconsistent with the provisions of the FAA which shall control and govern all arbitration proceedings hereunder.

IN WITNESS WHEREOF, Dealer and DFS have executed this Agreement as of the date first set forth hereinabove.

THIS CONTRACT CONTAINS BINDING ARBITRATION, JURY WAIVER AND PUNITIVE DAMAGE WAIVER PROVISIONS.

DEUTSCHE FINANCIAL SERVICES CORPORATION	GREGG APPLIANCES INC.

By:	By:
Print Name:	Print Name:
Title:	Title:

By:
Print Name:
Title:

ATTEST:

Print Name:

SECRETARY’S CERTIFICATE OF RESOLUTION

I certify that I am the Secretary or Assistant Secretary of the corporation named below, and that the following completely and accurately sets forth chin resolutions of the Board of Directors of the corporation adopted at a special meeting thereof held on due notice (and with shareholder approval, if required by law), at which meeting there was present a quorum authorized to transact the business described below, and that the proceedings of the meeting were in accordance with the certificate of incorporation, charter and by-laws of the corporation, and that they have not been revoked, annulled or amended in any manner whatsoever.

Upon motion duly made and seconded, the following resolution was unanimously adopted after full discussion:

“RESOLVED, That the several officers, directors, and agents of this corporation, or any one or more of them, are hereby authorized and empowered on behalf of this corporation: to obtain financing from Deutsche Financial Services Corporation (“DFS”) in such amounts and on such terms as such officers, directors or agents deem proper, to enter into financing, security, pledge and other agreements with DFS relating to the terms upon which such financing may be obtained and security and/or other credit support is to be furnished by this corporation therefor, from time to time to supplement or amend any such agreements; and from time to time to pledge, assign, mortgage, grant security interests, and otherwise transfer, to DFS as collateral security for any obligations of this corporation to DFS, whenever and however arising, any assets of this corporation, whether now owned or hereafter acquired; the Board of Directors hereby ratifying, approving and confirming all that any of said officers, directors or agents have done or may do with respect to the foregoing.”

IN WITNESS WHEREOF, I have executed and affixed the seal of the corporation on the date stated below.

Dated:

GREGG APPLIANCES INC.

SEAL

UCC-1 Exhibit A

Collateral Description for Gregg Appliances, Inc.

Inventory manufactured or sold by, or bearing any trademark or trade name of, Panasonic Company, a division of Matsushita Electric Corporation of America (including, but not limited to, trade names of ‘Panasonic’ and Technics’); Sony Corporation of America; JVC Company of America, a division of US JVC Corp.; Maytag Appliance Sales Corporation (including, but not limited to, trade names of ‘Maytag’, ‘Jenn-Air’, ‘Admiral’, ‘Magic Chef); Lexmark International, Inc.; Daewoo Electronics Corporation of America; whether now owned or hereafter acquired, and all insurance proceeds thereof